Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

GAMCO WITHDRAWS SHAREHOLDER PROPOSAL
FOR ‘DUTCH AUCTION’ TENDER OFFER

VAN NUYS, CALIFORNIA - June 30, 2014 - Superior Industries International, Inc. (NYSE:SUP) today announced that GAMCO Asset Management Inc. has withdrawn its shareholder proposal related to a “Dutch Auction” tender offer to repurchase at least $40 million of the company’s outstanding common stock. However, GAMCO retains the right to pursue the election of its three nominees to the Company’s Board of Directors at the Annual Meeting scheduled for August 15.

To date, Superior has repurchased approximately $22 million of the company’s common stock under its $30 million stock repurchase program authorized in March 2013. The timing and extent of the repurchases will depend upon market conditions and other corporate considerations at the company’s sole discretion.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, Chrysler, Ford, General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Important Additional Information

The Company, its directors and certain of its executive officers are considered to be participants in the solicitation of proxies from shareholders in connection with the matters to be presented at the Company's 2014 Annual Meeting. The Company intends to file a proxy statement with the Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from its shareholders and will furnish a definitive proxy statement to its shareholders along with a WHITE proxy card when they become available. SUPERIOR INDUSTRIES INTERNATIONAL, INC. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT

DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company's 2014 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC's website at www.sec.gov. Copies will also be available free of charge at the Company's website at www.supind.com, by writing to Superior's Secretary at 7800 Woodley Avenue, Van Nuys, CA 91406, by calling Superior at (818) 902-2711, or by contacting Superior's proxy solicitor, MacKenzie Partners, Inc., toll free at 1-800-322-2885.